UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2014

BAZAARVOICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(Address of principal executive offices, including zip code)

(512) 551-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 4, 2014, Bazaarvoice, Inc., a Delaware corporation (“Bazaarvoice”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which it agreed to sell its wholly owned subsidiary, PowerReviews, LLC, a Delaware limited liability company (“PowerReviews”), to Wavetable Labs, LLC, a Delaware limited liability company (“Wavetable”), for a purchase price of $30 million. The Merger Agreement is by and among Bazaarvoice, PowerReviews, Wavetable, PRL Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Wavetable (the “Merger Sub”), and U.S. Bank, National Association, as escrow agent. Pursuant to the Merger Agreement, the Merger Sub will merge with and into PowerReviews, with PowerReviews continuing as the surviving entity and a wholly owned subsidiary of Wavetable (the “Merger”).

The Merger is being undertaken by Bazaarvoice in connection with the litigation relating to the complaint filed against Bazaarvoice by the U.S. Department of Justice (the “DOJ”) with the U.S. District Court for the Northern District of California, San Francisco Division (the “DOJ Litigation”).

The Merger Agreement contains representations, warranties and covenants of Bazaarvoice, PowerReviews, Wavetable and Merger Sub, as well as indemnification obligations of Bazaarvoice in the event of a breach of such representations, warranties, covenants and certain specified matters. Of the $30 million purchase price, $4.5 million will be placed into escrow as partial security for Bazaarvoice’s indemnification obligations. Subject to any indemnification claims made on the escrow account and certain exceptions, the escrow amount will be released to Bazaarvoice one year after closing.

The Merger Agreement also contains certain covenants, including, among other things, covenants by Bazaarvoice (i) not to solicit an alternative acquisition proposal and to notify Wavetable of the receipt of an unsolicited acquisition proposal, (ii) to conduct the PowerReviews business in the ordinary course of business between the date of the Merger Agreement and the closing date and to refrain from taking certain non-ordinary course actions during such period, (iii) not to hire or solicit any former PowerReviews or Bazaarvoice employees who are subsequently employed by Wavetable or its affiliates and (iv) not to engage in certain activities with respect to certain customers of the PowerReviews business.

The completion of the Merger is subject to certain conditions, including, among others, (i) that the parties shall have obtained from each governmental entity all approvals, waivers and consents, if any, necessary to consummate the Merger and related transactions, including those related to the DOJ Litigation and (ii) no event or condition has occurred that has had or would be reasonably likely to have a material adverse effect on PowerReviews or Wavetable. The Merger Agreement may be terminated by each of Wavetable and PowerReviews under specified circumstances, including if the Merger is not consummated by August 3, 2014.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement.

In connection with the Merger, the parties will enter into various transitional support and business agreements, including a Transition Services Agreement and a Syndication Services Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Bryan C. Barksdale
Bryan C. Barksdale General Counsel and Secretary

Date: June 10, 2014